EXHIBIT 10.14

NEOSE TECHNOLOGIES, INC.
2004 EQUITY INCENTIVE PLAN

ANNUAL DIRECTOR GRANT AGREEMENT

                    Neose Technologies, Inc. (the “Company”) hereby grants to (the “Optionee”) an option (the “Option”) to purchase a total of shares of the Company’s Common Stock, at the price and on the terms set forth herein, and in all respects subject to the terms and provisions of the Neose Technologies, Inc. 2004 Equity Incentive Plan (the “Plan”) applicable to Automatic Grants for Non-Employee Directors as described in Section 7 of the Plan, which terms and provisions are incorporated by reference herein.  Unless otherwise defined herein, capitalized terms used but not defined herein shall have the meanings given to them in the Plan.

          1.          Nature of the Option.  The Option is intended to be a Non-Qualified Stock Option and is NOT intended to be an incentive stock option within the meaning of Section 422 of the Code.

          2.          Date of Grant.  The Option is granted as of (the “Date of Grant”).

          3.          Term of Option.  The Option shall have a term of ten years from the Date of Grant and shall terminate at 5:00 p.m. on unless it is terminated at an earlier date pursuant to the provisions of this Agreement or the Plan.

          4.          Option Exercise Price.  The Option exercise price is $ per Share.

          5.          Exercise of Option.

                       5.1          Exercisability and Vesting.  The Option shall be immediately exercisable for any or all of the Shares subject to the Option, provided that, subject to Section 12 of the Plan, any Shares purchased under the Option shall be subject to repurchase by the Company, at the exercise price paid per Share, upon the Grantee’s cessation of Board service prior to the first anniversary of the Date of Grant.

                       5.2          Method of Exercise.  The Option shall be exercisable by written notice from the Optionee to the Company setting forth the Optionee’s election to exercise the Option and the number of shares in respect of which the Option is being exercised.  Such notice shall be signed by the Optionee, delivered to the Company in a manner consistent with Section 13.13 of the Plan, and accompanied by payment of the exercise price.  The Option will be deemed to be exercised upon the receipt by the Company of such notice and payment of the exercise price.  The Optionee shall have no right to vote or receive dividends and shall have no other rights as a stockholder with respect to the shares with respect to which the Option is exercised, notwithstanding the exercise of the Option, until the issuance by the Company (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) of the stock certificate evidencing the shares that are being issued upon exercise of the Option.  The Company will issue (or cause to be issued) such stock certificates promptly following the exercise of the Option.  The certificate or certificates for the shares as to which the Option shall be exercised shall be registered in the name of the Optionee and shall contain any legend as may be required under the Plan and/or applicable law.

                       5.3          Restrictions on Exercise.  The Option may not be exercised if the issuance of the shares upon such exercise would constitute a violation of any applicable federal or state securities laws or other laws or regulations.  As a condition to the exercise of the Option, the Company may require the Optionee to make any representations and warranties to the Company as may be required by the Plan or any applicable law or regulation.

          6.          Withholding.  The Company reserves the right to withhold, in accordance with any applicable laws, from any consideration payable to the Optionee any taxes required to be withheld by federal, state or local law as a result of the grant or exercise of the Option or the sale or other disposition of the shares issued upon exercise of the Option.  If the amount of any consideration payable to the Optionee is insufficient to pay such taxes or if no consideration is payable to the Optionee, then upon the request of the Company, the Optionee (or such other person entitled to exercise the Option) shall pay to the Company an amount sufficient for the Company to satisfy any federal, state or local tax withholding requirements the Company may incur as a result of the grant or exercise of the Option or the sale or other disposition of the shares issued upon the exercise of the Option.  Unless otherwise determined by the Board, the minimum required withholding obligation arising in connection with the exercise of the Option may be settled with shares, including shares that would otherwise be payable to the Optionee in connection with the exercise of the Option.

          7.          The Plan.  This Award Agreement is subject to, and the Company and the Optionee agree to be bound by, all of the terms and conditions of the Plan as it may be amended from time to time in accordance with the terms thereof.  Pursuant to the Plan, the Board is authorized to adopt rules and regulations not inconsistent with the Plan as it shall deem appropriate and proper.  A copy of the Plan in its present form is attached hereto and a copy will be available for inspection during business hours by the Optionee or the persons entitled to exercise the Option at the Company’s principal office.

          8.          Entire Agreement.  This Award Agreement, together with the Plan, represents the entire agreement between the parties.

          9.          Governing Law.  This Award Agreement shall be construed in accordance with the laws of the Commonwealth of Pennsylvania without regard to any conflicts of laws.

          10.          Amendment.  Subject to the provisions of the Plan, this Award Agreement may only be amended by a writing signed by the Company and the Optionee.

                       IN WITNESS WHEREOF, this Award Agreement has been executed by the parties on this [date].

NEOSE TECHNOLOGIES, INC.

By:

Title:

Certification and Acknowledgment
Of Stock Option Grant
Under
Neose Technologies, Inc. 2004 Equity Plan

The Optionee hereby acknowledges receipt of the Stock Option Award Agreement dated June 15, 2004 (“Agreement”), and the Neose Technologies, Inc. 2004 Equity Plan (“Plan”), a copy of which is attached to the Agreement, and certifies and represents that he or she has read and is familiar with the terms and provisions of the Agreement and Plan, and hereby accepts the Option subject to all of the terms and provisions of the Plan and Agreement.  The Optionee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Board or the Committee concerning the Plan.

Signature:

Name:

Date: ________________

Please return this certification to the HR Department within 10 days of receipt.